Exhibit 99.1

Press Release

THINK PARTNERSHIP RESULTS OF
ITS ANNUAL MEETING OF SHAREHOLDERS

Friday, October 20, 2006 8:30 am ET

CLEARWATER, Fla.—(BUSINESS WIRE)—Think Partnership, Inc. (AMEX: THK - News), an international leader in interactive performance-based marketing and related Internet technologies, today announced the approval of all corporate proposals at its Annual Meeting of Shareholders held October 19, 2006 in Chicago, Illinois.

At the meeting, the shareholders elected Robert T. Geras, George Mellon, Joshua Metnick, Scott P. Mitchell and Patrick W. Walsh to serve as the company’s directors. Messrs. Geras, Mellon, Metnick and Walsh will serve as independent directors.

The shareholders ratified the appointment of Blackman Kallick Bartelstein, LLP as the company’s independent registered public accountant.

The shareholders also approved the issuance of shares that may be issued as additional earn-out consideration in connection with the company’s prior acquisitions of Vintacom Holdings, Inc., Morex Marketing Group, Inc., Litmus Media, Inc. and iLead Media, Inc.

Scott P. Mitchell, Think Partnership’s president and chief executive officer, stated “I am very pleased with the progress that our management team and employees have made since our last annual meeting and was proud to share our recent accomplishments with our shareholders. I look forward to executing our growth plans over the next year and feel even more confident in our capabilities with the guidance of our new board members. Our management team is excited about working with Messrs. Geras, Mellon, Metnick and Walsh and very happy to have them as members of our board.”

About Think Partnership, Inc.

Think Partnership, Inc. is an international leader in interactive performance-based marketing and related Internet technologies. Think provides a comprehensive and integrated set of scalable and cost-effective marketing solutions for both advertisers and publishers. These solutions increase customer retention and revenues through a diverse set of related marketing channels, including affiliate marketing, click-fraud-protected pay-per-click advertising, lead generation, interactive direct marketing, integrated offline advertising, campaign management, public relations, and branding. Think also operates several direct-to-consumer services including online dating, online education, and home business opportunities. High-profile brands include ValidClick(TM), Second Bite(TM), PrimaryAds, iLead Media, KowaBunga!, BabyToBee and MarketSmart. For more information, visit www.thinkpartnership.com.

Contact:

Think Partnership Inc.
Rachel Honoway, 727-688-4175
VP Marketing
Rachel.Honoway@thinkpartnership.com

or

Schwartz Communications
Keith Giannini, 781-684-0770
think@schwartz-pr.com

or

Liolios Group, Inc.
Investor Relations Contact
Scott Liolios, 949-574-3860
scott@liolios.com

Regarding Forward-Looking Statements

Statements made in this press release that express the company’s or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. For a discussion of these risks, see the company’s report, as filed with the Securities and Exchange Commission on Form 8-K, filed June 7, 2006, under the section headed “Risk Factors,” as well as Form 10-QSB for the quarter ended June 30, 2006, under the section headed “Management Discussion and Analysis or Plan of Operation - Risk Factors.” The company cannot guarantee future financial results, levels of activity, performance or achievements; and investors should not place undue reliance on the company’s or management’s forward-looking statements.